Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR FIRST QUARTER 2021

ATLANTA, GA (April 23, 2021) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $13.0 million, or $0.50 per diluted share, for the first quarter of 2021, compared to $9.5 million, or $0.37 per diluted share, for the fourth quarter of 2020, and $9.8 million, or $0.38 per diluted share, for the first quarter of 2020.

First Quarter 2021 Highlights:

●	Annualized return on average assets was 2.62%, compared to 2.14% for the fourth quarter of 2020 and 2.44% for the first quarter of 2020.
●	Annualized return on average equity was 21.35%, compared to 15.78% for the fourth quarter of 2020 and 18.21% for the first quarter of 2020.
●	Efficiency ratio of 36.0%, compared to 45.1% for the fourth quarter of 2020 and 42.9% for the first quarter of 2020.
●	Total assets increased by $256.9 million, or 13.5%, to $2.15 billion from the previous quarter.
●	Total loans increased by $236.4 million, or 14.5%, to $1.87 billion from the previous quarter.
●	Total deposits increased by $266.0 million, or 18.0%, to $1.75 billion from the previous quarter.
●	Net interest margin increased to 4.60%, compared to 4.46% for the fourth quarter of 2020 and 4.19% for the first quarter of 2020.

COVID-19 Pandemic

The Company prioritizes the health and safety of its employees and customers, and continues to take protective measures during the ongoing coronavirus (COVID-19) pandemic, such as implementing remote work arrangements to the fullest extent possible and by adjusting banking center hours and operational measures to promote social distancing. At the same time, the Company continues to closely monitor the effects of the COVID-19 pandemic on our loan and deposit customers, and is assessing the risks in our loan portfolio and working with our customers to reduce the pandemic’s impact on them while minimizing losses for the Company. Meanwhile, the Company remains focused on improving shareholder value, managing credit exposure, monitoring expenses, enhancing the customer experience and supporting the communities it serves.

We have implemented loan programs to allow customers who are experiencing hardships from the COVID-19 pandemic to defer loan principal and interest payments for up to twelve months. The Small Business Administration (the “SBA”) made debt relief payments for the principal, interest and fee payments of all our SBA loan customers for six months through the end of September 2020. As of March 31, 2021, we had nine non-SBA commercial customers with outstanding loan balances totaling $26.5 million that were under approved payment deferrals. This is a decline from the active payment deferrals as of December 31, 2020 that were granted to 14 non-SBA commercial customers with outstanding balances totaling $42.0 million. Included in the current non-SBA payment deferrals were four loans totaling $10.7 million with a weighted average loan-to-value (“LTV”) of 37.3% in the hotel industry and no loans in the restaurant industry, which are two industries heavily impacted by the COVID-19 pandemic. As of March 31, 2021, we had approved three month payment deferrals for 14 SBA loans with outstanding gross loan balances totaling $32.6 million ($8.1 million unguaranteed book balance). Of these SBA payment deferrals, eight loans totaling $18.0 million ($4.5 million unguaranteed book balance) were in the restaurant industry and no loans were in the hotel industry. As of March 31, 2021, the Company had 49 loans totaling $123.4 million in the hotel industry and 117 loans totaling $36.7 million in the restaurant industry.

As of March 31, 2021, our residential real estate loan portfolio made up 63.0% of our total loan portfolio and had a weighted average amortized LTV of approximately 55.6%. As of March 31, 2021, only 0.4% of our residential mortgages remain on hardship payment deferral covering principal and interest payments for two to six months. This is a significant decrease from the first round of payment deferrals granted during the second quarter of 2020, which made up 19.2% of our residential mortgage balances as of June 30, 2020, and a slight decrease from the last round of payment deferrals granted during the fourth quarter of 2020, which made up 1.0% of our residential mortgage balances as of December 31, 2020.

As a preferred SBA lender, we are participating in the Paycheck Protection Program (“PPP”) created under the Coronavirus Aid, Relief and Economic Security Act and implemented by the SBA to help provide loans to our business customers in need. During the first round of PPP funding in the second and third quarters of 2020, the Company approved and funded over 1,800 PPP loans totaling $97.0 million. These PPP loans were funded with our current cash balances and all PPP loans are fully guaranteed by the SBA. As of April 20, 2021, the SBA had granted forgiveness for these PPP loans totaling $29.1 million, or 30.0% of PPP loans funded.

The Economic Aid Act, signed into law on December 27, 2020, authorized an additional $284.5 billion in new PPP funding and extends the authority of lenders to make PPP loans through March 31, 2021. We participated in this new round of PPP loan funding by offering first and second draw loans. As of March 31, 2021, the Company had approved and funded 773 loans totaling $46.7 million under this new round of PPP loan funding.

Based on the Company’s capital levels as of March 31, 2021, conservative underwriting policies, low LTV ratios, and strong liquidity position, management expects to be able to continue to assist the Company’s customers and communities during these difficult times, manage the economic risks and uncertainties associated with the ongoing COVID-19 pandemic and remain well capitalized.

Results of Operations

Net Income

Net income was $13.0 million for the first quarter of 2021, an increase of $3.5 million, or 37.3%, from $9.5 million for the fourth quarter of 2020. This increase was due to an increase in net interest income of $3.1 million, an increase in noninterest income of $2.0 million and a decrease in noninterest expense of $369,000, offset by an increase in provision for loan losses of $643,000 and an increase in provision for income taxes of $1.4 million.  Net income increased $3.2 million, or 32.2%, in the first quarter of 2021 compared to net income of $9.8 million for the first quarter of 2020. This increase was due to an increase in net interest income of $5.6 million and an increase in noninterest income of $577,000, offset by an increase in provision for loan losses of

$1.6 million, an increase in noninterest expense of $559,000 and an increase in provision for income taxes of $878,000.

Net Interest Income and Net Interest Margin

Interest income totaled $22.7 million for the first quarter of 2021, an increase of $2.8 million, or 14.3%, from the previous quarter, primarily due to a six basis points increase in the yield on average loans and a $231.5 million increase in average loan balances. We also recognized PPP loan fee income of $1.1 million during the first quarter of 2021. As compared to the first quarter of 2020, interest income for the first quarter of 2021 increased by $2.1 million, or 10.3%, primarily due to an increase in average loan balances of $469.7 million.

Interest expense totaled $1.1 million for the first quarter of 2021, a decrease of $273,000, or 19.3%, from the previous quarter, primarily due to a 12 basis points decrease in the cost of average money market deposits and a 24 basis points decrease in the cost of average time deposits. As compared to the first quarter of 2020, interest expense for the first quarter of 2021 decreased by $3.5 million, or 75.5%, primarily due to a 150 basis points decrease in deposit costs coupled with a $234.1 million decrease in higher cost average time deposits.

The net interest margin for the first quarter of 2021 was 4.60% compared to 4.46% for the previous quarter, an increase of 14 basis points. The cost of interest-bearing liabilities for the first quarter of 2021 decreased by 18 basis points to 0.38% compared with the previous quarter, while the yield on interest-earning assets for the first quarter of 2021 increased by 5 basis points to 4.85% from 4.80% for the previous quarter. Average earning assets increased by $252.4 million from the previous quarter, primarily due to an increase in average loans of $231.5 million and a $28.5 million increase in average interest-earning cash accounts. Average interest-bearing liabilities increased by $210.6 million from the previous quarter as average interest-bearing deposits increased by $211.4 million and average borrowings decreased by $725,000. The inclusion of PPP loan average balances, interest and fees had a one basis point impact on the yield on average loans and a three basis points impact on the net interest margin for the first quarter of 2021.

As compared to the same period in 2020, the net interest margin for the first quarter of 2021 increased by 41 basis points to 4.60% from 4.19%, primarily due to a 140 basis point decrease in the cost of interest-bearing liabilities of $1.21 billion and a decrease of 57 basis points in the yield on average interest-earning assets of $1.90 billion. Average earning assets for the first quarter of 2021 increased by $371.5 million from the first quarter of 2020, primarily due to a $469.7 million increase in average loans, offset by a $67.7 million decrease in average interest-earning cash accounts and a $32.0 million decrease in average securities purchased under agreements to resell. Average interest-bearing liabilities for the first quarter of 2021 increased by $156.5 million from the first quarter of 2020, driven by an increase in average interest-bearing deposits of $144.9 million and  an increase in average borrowings of $11.6 million.

Noninterest Income

Noninterest income for the first quarter of 2021 was $8.2 million, an increase of $2.0 million, or 33.4%, from the fourth quarter of 2020, primarily due to higher mortgage and SBA servicing income and gains on sale of SBA loans. During the first quarter of 2021, we recorded a $896,000 fair value adjustment gain on our SBA servicing asset and a $200,000 fair value impairment recovery on our mortgage servicing asset. These servicing asset adjustments had a $0.03 per share impact on our diluted earnings per share for the quarter.

Compared to the same period in 2020, noninterest income for the first quarter of 2021 increased by $577,000, or 7.6%, primarily due to the increase in mortgage loan fees and SBA servicing income, offset by a decrease in gains earned from the sales of mortgage loans. Mortgage loan originations totaled $263.7 million during the first quarter of 2021 compared to $120.1 million during the first quarter of 2021. There were no mortgage loan sales during the first quarter of 2021 compared to mortgage loan sales of $92.7 million during the same period in 2020.

Noninterest Expense

Noninterest expense for the first quarter of 2021 totaled $10.7 million, a decrease of $369,000, or 3.3%, from $11.1 million for the fourth quarter of 2020. This decrease was primarily attributable to lower salaries and employee benefits and professional fees. Compared to the first quarter of 2020, noninterest expense during the first quarter of 2021 increased by $559,000, or 5.5%, primarily due to higher salaries and employee benefits and loan related expenses.

The Company’s efficiency ratio was 36.0% for the first quarter of 2021 compared to 45.1% and 42.9% for the fourth quarter of 2020 and first quarter of 2020, respectively.

Income Tax Expense

The Company’s effective tax rate for the first quarter of 2021 was 25.5%, compared to 24.6% for the fourth quarter of 2020 and 26.6% for the first quarter of 2020.

Balance Sheet

Total Assets

Total assets were $2.15 billion at March 31, 2021, an increase of $256.9 million, or 13.5%, from $1.90 billion at December 31, 2020, and an increase of $549.8 million, or 34.3%, from $1.60 billion at March 31, 2020. The $256.9 million increase in total assets at March 31, 2021 compared to December 31, 2020 was primarily due to increases in loans of $236.4 million and cash and due from banks of $29.0 million, partially offset by a $5.5 million decrease in federal funds sold and $1.6 million increase in the allowance for loan losses. The $549.8 million increase in total assets at March 31, 2021 compared to March 31, 2020 was primarily due to increases in loans of $605.2 million and bank owned life insurance of $15.7 million, partially offset by decreases in cash and due from banks of $31.2 million, securities purchased under agreements to resell of $40.0 million and an increase in the allowance for loan losses of $4.9 million.

Loans

Loans held for investment were $1.87 billion at March 31, 2021, an increase of $236.4 million, or 14.5%, compared to $1.63 billion at December 31, 2020, and an increase of $605.2 million, or 48.0%, compared to $1.26 billion at March 31, 2020. The increase in loans held for investment at March 31, 2021 compared to December 31, 2020 was primarily due to a $206.9 million increase in residential mortgages, a $29.6 million increase in commercial and industrial loans and a $6.5 million increase in construction and development loans, offset by a $4.1 million decrease in commercial real estate loans. Included in commercial and industrial loans are PPP loans totaling $125.6 million as of March 31, 2021. There were no loans classified as held for sale at March 31, 2021, December 31, 2020 or March 31, 2020.

Deposits

Total deposits were $1.75 billion at March 31, 2021, an increase of $266.0 million, or 18.0%, compared to total deposits of $1.48 billion at December 31, 2020, and an increase of $503.0 million, or 40.5%, compared to total deposits of $1.24 billion at March 31, 2020. The increase in total deposits at March 31, 2021 compared to December 31, 2020 was primarily due to the $83.3 million increase in noninterest-bearing demand deposits, $135.4 million increase in money market accounts, $11.7 million increase in interest-bearing demand deposits, and a $34.6 million increase in time deposits. The increase in money market accounts was mostly due to the addition of $135.2 million in brokered money market accounts during the quarter.

Noninterest-bearing deposits were $546.2 million at March 31, 2021, compared to $462.9 million at December 31, 2020 and $321.0 million at March 31, 2020. Noninterest-bearing deposits constituted 31.3% of total deposits at March 31, 2021, compared to 31.3% at December 31, 2020 and 25.8% at March 31, 2020. Interest-bearing deposits were $1.2 billion at March 31, 2021, compared to $1.0 billion at December 31, 2020 and $921.9 million at March 31, 2020. Interest-bearing deposits constituted 68.7% of total deposits at March 31, 2021, compared to 68.7% at December 31, 2020 and 74.2% at March 31, 2020.

Asset Quality

The Company recorded a provision for loan losses of $1.6 million during the first quarter of 2021. Annualized net charge-offs to average loans for the first quarter of 2021 was 0.00%, compared to 0.04% for the fourth quarter of 2020 and a net recovery of 0.01% for the first quarter of 2020. We continue to include qualitative factors in our allowance for loan losses calculation in light of the continued economic uncertainties caused by the ongoing COVID-19 pandemic, resulting in the increased provision expense recorded during the first quarter of 2021. The Company is not required to implement the provisions of the current expected credit losses accounting standard issued by the Financial Accounting Standards Board in the Accounting Standards Update No. 2016-13 until January 1, 2023, and is continuing to account for the allowance for loan losses under the incurred loss model.

Nonperforming assets totaled $15.8 million, or 0.73% of total assets, at March 31, 2021, a decrease of $1.1 million from $16.9 million, or 0.89% of total assets, at December 31, 2020, and an increase of $1.5 million from $14.3 million, or 0.89% of total assets, at March 31, 2020. The decrease in nonperforming assets at March 31, 2021 compared to December 31, 2020 was due to a $1.1 million decrease in nonaccrual loans.

Allowance for loan losses as a percentage of total loans was 0.63% at March 31, 2021, compared to 0.62% at December 31, 2020 and 0.54% at March 31, 2020. Excluding outstanding PPP loans of $125.6 million as of March 31, 2021 and $92.4 million as of December 31, 2020, the allowance for loan losses as a percentage of total loans was 0.67% at March 31, 2021 and 0.66% at December 31, 2020. Allowance for loan losses as a percentage of nonperforming loans was 98.33% at March 31, 2021, compared to 77.40% and 49.47% at December 31, 2020 and March 31, 2020, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 19 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, including statements regarding the potential effects of the ongoing COVID-19 pandemic on our business and financial results and conditions, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods of by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: general business and economic conditions, particularly those affecting the financial services; the impact of the ongoing COVID-19 pandemic on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; potential increases in the provision for loan losses resulting from the ongoing COVID-19 pandemic; changes in the interest rate environment, including changes to the federal funds rate; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; interest rate fluctuations, which could have an adverse effect on the Company’s profitability; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to, the ongoing COVID-19 pandemic; changes in tax laws; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the ongoing COVID-19 pandemic. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President & Chief Financial Officer	Chief Accounting Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2021	2020	2020	2020	2020
Selected income statement data:
Interest income	$22,672	$19,839	$18,131	$19,083	$20,556
Interest expense	1,138	1,411	2,192	3,240	4,646
Net interest income	21,534	18,428	15,939	15,843	15,910
Provision for loan losses	1,599	956	1,450	1,061	—
Noninterest income	8,186	6,138	7,964	5,500	7,509
Noninterest expense	10,708	11,077	10,150	9,724	10,049
Income tax expense	4,432	3,079	2,918	2,819	3,554
Net income	12,981	9,454	9,385	7,739	9,816
Per share data:
Basic income per share	$0.51	$0.37	$0.37	$0.30	$0.38
Diluted income per share	$0.50	$0.37	$0.36	$0.30	$0.38
Dividends per share	$0.10	$0.09	$0.09	$0.11	$0.11
Book value per share (at period end)	$9.95	$9.54	$9.23	$8.94	$8.76
Shares of common stock outstanding	25,674,573	25,674,573	25,674,067	25,674,067	25,529,891
Weighted average diluted shares	25,881,827	25,870,885	25,858,741	25,717,339	25,736,435
Performance ratios:
Return on average assets	2.62%	2.14%	2.20%	1.89%	2.44%
Return on average equity	21.35	15.78	16.22	13.92	18.21
Dividend payout ratio	19.91	24.60	24.78	36.53	28.80
Yield on total loans	5.20	5.14	5.05	5.69	6.11
Yield on average earning assets	4.85	4.80	4.51	4.93	5.42
Cost of average interest bearing liabilities	0.38	0.56	0.91	1.32	1.78
Cost of deposits	0.36	0.55	0.94	1.38	1.86
Net interest margin	4.60	4.46	3.97	4.09	4.19
Efficiency ratio(1)	36.03	45.09	42.46	45.56	42.91
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	0.00%	0.04%	0.00%	0.01%	(0.01)%
Nonperforming assets to gross loans and OREO	0.84	1.03	1.19	1.00	1.13
ALL to nonperforming loans	98.33	77.40	54.24	59.66	49.47
ALL to loans held for investment	0.63	0.62	0.64	0.58	0.54
Balance sheet and capital ratios:
Gross loans held for investment to deposits	107.33%	110.48%	109.50%	101.48%	101.67%
Noninterest bearing deposits to deposits	31.28	31.28	34.44	33.28	25.83
Common equity to assets	11.85	12.90	13.63	13.32	13.94
Leverage ratio	12.23	13.44	13.44	13.44	13.40
Common equity tier 1 ratio	19.23	20.00	21.09	21.75	21.75
Tier 1 risk-based capital ratio	19.23	20.00	21.09	21.75	21.75
Total risk-based capital ratio	20.15	20.86	21.96	22.53	22.44
Mortgage and SBA loan data:
Mortgage loans serviced for others	$856,432	$961,670	$1,063,500	$1,136,824	$1,186,825
Mortgage loan production	263,698	194,951	120,337	48,850	120,076
Mortgage loan sales	—	—	—	—	92,737
SBA loans serviced for others	521,182	507,442	500,047	476,629	464,576
SBA loan production	76,558	34,631	52,742	114,899	43,447
SBA loan sales	22,399	25,505	37,923	35,247	29,958

(1)	Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2021	2020	2020	2020	2020
ASSETS
Cash and due from banks	$169,775	$140,744	$109,263	$208,325	$201,020
Federal funds sold	4,444	9,944	17,268	7,444	6,618
Cash and cash equivalents	174,219	150,688	126,531	215,769	207,638
Securities purchased under agreements to resell	—	—	40,000	40,000	40,000
Securities available for sale (at fair value)	18,739	18,117	18,204	18,415	18,182
Loans	1,866,785	1,630,344	1,459,899	1,364,989	1,261,603
Allowance for loan losses	(11,735)	(10,135)	(9,339)	(7,894)	(6,859)
Loans less allowance for loan losses	1,855,050	1,620,209	1,450,560	1,357,095	1,254,744
Loans held for sale	—	—	—	—	—
Accrued interest receivable	10,515	10,671	7,999	8,270	5,534
Federal Home Loan Bank stock	3,951	6,147	5,723	4,873	4,873
Premises and equipment, net	13,663	13,854	14,083	14,231	14,344
Operating lease right-of-use asset	10,483	10,348	10,786	11,220	11,663
Foreclosed real estate, net	3,844	3,844	282	423	423
SBA servicing asset, net	10,535	9,643	10,173	8,446	7,598
Mortgage servicing asset, net	11,722	12,991	14,599	16,064	16,791
Bank owned life insurance	36,033	35,806	35,578	20,450	20,335
Other assets	5,606	5,171	5,355	6,501	2,417
Total assets	$2,154,360	$1,897,489	$1,739,873	$1,721,757	$1,604,542

LIABILITIES
Noninterest-bearing deposits	$546,164	$462,909	$460,679	$449,185	$320,982
Interest-bearing deposits	1,199,756	1,016,980	877,112	900,713	921,899
Total deposits	1,745,920	1,479,889	1,337,791	1,349,898	1,242,881
Federal Home Loan Bank advances	80,000	110,000	100,000	80,000	80,000
Other borrowings	479	483	491	3,060	3,097
Operating lease liability	11,048	10,910	11,342	11,769	12,198
Accrued interest payable	206	222	310	549	760
Other liabilities	61,332	51,154	52,843	47,060	41,871
Total liabilities	$1,898,985	$1,652,658	$1,502,777	$1,492,336	$1,380,807

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	257	257	257	257	255
Additional paid-in capital	55,977	55,674	55,098	54,524	54,142
Retained earnings	199,102	188,705	181,576	174,518	169,606
Accumulated other comprehensive income (loss)	39	195	165	122	(268)
Total shareholders' equity	255,375	244,831	237,096	229,421	223,735
Total liabilities and shareholders' equity	$2,154,360	$1,897,489	$1,739,873	$1,721,757	$1,604,542

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2021	2020	2020	2020	2020
Interest and dividend income:
Loans, including Fees	$22,500	$19,658	$17,880	$18,826	$19,508
Other investment income	170	164	187	196	882
Federal funds sold	2	17	64	61	166
Total interest income	22,672	19,839	18,131	19,083	20,556

Interest expense:
Deposits	992	1,262	2,046	3,096	4,514
FHLB advances and other borrowings	146	149	146	144	132
Total interest expense	1,138	1,411	2,192	3,240	4,646

Net interest income	21,534	18,428	15,939	15,843	15,910

Provision for loan losses	1,599	956	1,450	1,061	—

Net interest income after provision for loan losses	19,935	17,472	14,489	14,782	15,910

Noninterest income:
Service charges on deposit accounts	373	350	309	277	376
Other service charges, commissions and fees	3,398	3,223	2,076	990	2,256
Gain on sale of residential mortgage loans	—	—	—	—	2,529
Mortgage servicing income, net	166	(82)	235	783	372
Gain on sale of SBA loans	1,854	1,625	2,265	1,276	1,301
SBA servicing income, net	2,133	724	2,931	1,959	516
Other income	262	298	148	215	259
Total noninterest income	8,186	6,138	7,964	5,500	7,609

Noninterest expense:
Salaries and employee benefits	6,699	6,822	6,416	5,749	6,513
Occupancy	1,275	1,293	1,302	1,277	1,211
Data Processing	308	313	287	201	277
Advertising	145	138	127	140	161
Other expenses	2,281	2,511	2,018	2,357	1,987
Total noninterest expense	10,708	11,077	10,150	9,724	10,149

Income before provision for income taxes	17,413	12,533	12,303	10,558	13,370
Provision for income taxes	4,432	3,079	2,918	2,819	3,554
Net income available to common shareholders	$12,981	$9,454	$9,385	$7,739	$9,816

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$125,699	$72	0.23%	$97,228	$70	0.29%	$193,361	$802	1.67%
Securities purchased under agreements to resell	—	—	—	7,826	13	0.66	32,033	140	1.76
Securities available for sale	18,164	100	2.23	17,983	98	2.17	16,664	106	2.56
Total investments	143,863	172	0.48	123,037	181	0.59	242,058	1,048	1.74
Construction and development	40,954	531	5.26	34,145	453	5.28	27,233	397	5.86
Commercial real estate	491,635	7,078	5.84	488,746	6,779	5.52	476,684	7,520	6.34
Commercial and industrial	152,433	1,920	5.11	138,021	1,376	3.97	60,019	979	6.56
Residential real estate	1,068,495	12,930	4.91	860,977	11,018	5.09	718,469	10,571	5.92
Consumer and other	174	41	95.56	261	32	48.78	1,629	41	10.12
Gross loans(2)	1,753,691	22,500	5.20	1,522,150	19,658	5.14	1,284,034	19,508	6.11
Total earning assets	1,897,554	22,672	4.85	1,645,187	19,839	4.80	1,526,092	20,556	5.42
Noninterest-earning assets	111,164			111,078			93,504
Total assets	2,008,718			1,756,265			1,619,596
Interest-bearing liabilities:
NOW and savings deposits	92,312	47	0.21	78,697	41	0.21	58,202	43	0.30
Money market deposits	534,192	337	0.26	346,193	328	0.38	189,262	669	1.42
Time deposits	491,913	608	0.50	482,162	893	0.74	726,034	3,802	2.11
Total interest-bearing deposits	1,118,417	992	0.36	907,052	1,262	0.55	973,498	4,514	1.86
Borrowings	87,483	146	0.68	88,208	149	0.67	75,876	132	0.70
Total interest-bearing liabilities	1,205,900	1,138	0.38	995,260	1,411	0.56	1,049,374	4,646	1.78
Noninterest-bearing liabilities:
Noninterest-bearing deposits	483,691			453,984			299,088
Other noninterest-bearing liabilities	72,534			68,702			54,325
Total noninterest-bearing liabilities	556,225			522,686			353,413
Shareholders' equity	246,593			238,319			216,809
Total liabilities and shareholders' equity	$2,008,718			$1,756,265			$1,619,596
Net interest income		$21,534			$18,428			$15,910
Net interest spread			4.47			4.24			3.64
Net interest margin			4.60			4.46			4.19

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	March 31, 2021		December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and Development	$52,202	2.8%	$45,653	2.8%	$38,607	2.6%	$42,847	3.1%	$36,477	2.9%
Commercial Real Estate	473,281	25.3	477,419	29.2	447,596	30.6	429,019	31.3	431,205	34.1
Commercial and Industrial	166,915	8.9	137,239	8.4	146,880	10.0	141,540	10.3	60,183	4.8
Residential Real Estate	1,181,385	63.0	974,445	59.6	831,334	56.7	755,521	55.2	734,262	58.1
Consumer and other	169	—	183	—	505	0.1	967	0.1	1,454	0.1
Gross loans	$1,873,952	100.0%	$1,634,939	100.0%	$1,464,922	100.0%	$1,369,894	100.0%	$1,263,581	100.0%
Unearned income	(7,167)		(4,595)		(5,023)		(4,905)		(1,978)
Allowance for loan losses	(11,735)		(10,135)		(9,339)		(7,894)		(6,859)
Net loans	$1,855,050		$1,620,209		$1,450,560		$1,357,095		$1,254,744

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2021	2020	2020	2020	2020
Nonaccrual loans	$9,071	$10,203	$9,730	$10,335	$10,944
Past due loans 90 days or more and still accruing	—	—	—	—	—
Accruing troubled debt restructured loans	2,863	2,891	7,487	2,896	2,922
Total non-performing loans	11,934	13,094	17,217	13,231	13,866
Other real estate owned	3,844	3,844	282	423	423
Total non-performing assets	$15,778	$16,938	$17,499	$13,654	$14,289

Nonperforming loans to gross loans	0.64%	0.80%	1.18%	0.97%	1.10%
Nonperforming assets to total assets	0.73	0.89	1.01	0.79	0.89
Allowance for loan losses to non-performing loans	98.33	77.40	54.24	59.66	49.47

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2021	2020	2020	2020	2020
Balance, beginning of period	$10,135	$9,339	$7,894	$6,859	$6,839
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—
Commercial real estate	(3)	107	(3)	(3)	(2)
Commercial and industrial	4	51	—	—	(25)
Residential real estate	—	—	—	—	—
Consumer and other	(2)	2	8	29	7
Total net charge-offs/(recoveries)	(1)	160	5	26	(20)
Provision for loan losses	1,599	956	1,450	1,061	—
Balance, end of period	$11,735	$10,135	$9,339	$7,894	$6,859
Total loans at end of period	$1,873,952	$1,634,939	$1,464,922	$1,369,894	$1,263,581
Average loans(1)	$1,753,691	$1,522,150	$1,407,670	$1,330,729	$1,241,138
Net charge-offs to average loans	0.00%	0.04%	0.00%	0.01%	(0.01)%
Allowance for loan losses to total loans	0.63	0.62	0.64	0.58	0.54

(1)	Excludes loans held for sale